Exhibit (a)(5)(D)

Subject: Bayer and Conceptus – Off to a Great Start

Dear Conceptus Team,

It was a great pleasure to spend time with you and the leadership team at Conceptus last week in sunny Mountain View. The meetings and interactions thus far have helped us to better understand how things could come together as one company and begin our integration work. By all accounts – on both sides – the team is feeling good about the visit and left with a sense that we are off to a successful start.

I thought I would recap briefly what I shared with you at the town hall meeting and update you on next steps.

About Bayer

At the heart of Bayer, as a company and a brand, is the quality of our science. Our pursuit of innovation, to develop first in class products in our selected therapeutic areas, is what drives us. The company’s mission – Science for a Better Life – expresses that perfectly, and has for 150 years. At Bayer, we don’t give up; we are determined to win, to find new solutions to unmet needs, and we put safety and quality above all else. These are the things that for 150 years characterize our people, culture and company.

Bayer is investing in the U.S. It is the largest pharmaceutical market in the world, is growing, and enjoys a favorable healthcare policy environment that supports access and reimbursement and rewards innovation. Our U.S. pharmaceuticals pipeline is strong and prolific; we recently launched Skyla, a 3-year IUD, and Stivarga, a new Oncology product in two indications. Another new cancer therapy is expected around the corner, followed by a cardio/pulmonary product later this year. Unlike many pharmaceutical companies, we do not face near-term patent cliffs; rather, Bayer is in launch mode!

Why Essure / Why Now?

Our plans to expand in the U.S. include organic growth on the heels of the new products entering the market, and inorganic growth such as this acquisition. By merging with Conceptus we strengthen our U.S. women’s healthcare presence. Your innovative product for permanent contraception perfectly complements our leading portfolio of short and long-acting, yet reversible contraception products, giving us the full range of options for women. You built a successful foundation for Essure that Bayer can now further expand upon with its global reach and scale. The timing is perfect.

Going Forward

Bayer and Conceptus need continue to operate separately until we receive the requisite approvals for the acquisition and until closing. We are working to accomplish this as quickly as possible.

The questions you sent in during the town hall are in the hands of the integration team for response, and our HR team will be back the week of May 13 to give you an overview of Bayer’s benefits and answer questions. The Bayer team will be onsite at Conceptus periodically to work together to ensure a smooth transition. There will be change on both sides as we progress through the transition, and we’ll keep you informed as decisions are made and information becomes available.

You should be extremely proud of what you have built at Conceptus. We have been looking for a perfect strategic fit and company for over a year, and we think we found a great opportunity here. We are confident we can make Essure grow in the marketplace and become the standard of care for women who chose permanent birth control.

Thank you and I look forward to seeing the positive momentum continue.

Phil Blake

Region Head US, Bayer HealthCare Pharmaceuticals

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Additional Information about the Transaction and Where to Find It

In connection with the Agreement and Plan of Merger dated as of April 28, 2013 by and among Conceptus, Bayer HealthCare (a wholly-owned subsidiary of Bayer AG) and Evelyn Acquisition Company (the “Merger Agreement”), Bayer HealthCare, Evelyn Acquisition Company and Bayer AG have commenced a tender offer to purchase all of the shares of common stock of Conceptus. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an offer to purchase, letter of transmittal, and related tender offer documents), which Bayer HealthCare, Evelyn Acquisition Company and Bayer AG filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2013. In addition, on May 7, 2013, Conceptus filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Conceptus stockholders are strongly advised to read the tender offer statement and the related solicitation/recommendation statement because they contain important information, including the terms and conditions of the offer, that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all Conceptus stockholders at no expense to them. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the tender offer statement will be made available free of charge to all Conceptus stockholders who direct a request to Georgeson, Inc., the Information Agent for the offer, toll-free at (866) 297-1410. Banks and brokers may call collect at (800) 223-2064.

Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this communication, other than purely historical information, including estimates, projections and statements relating to Conceptus’ and Bayer HealthCare’s respective business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include the ability of Conceptus, Bayer HealthCare and Evelyn Acquisition Company to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many of Conceptus’ stockholders will tender their shares of common stock in the tender offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; the effects of disruption from the transactions on Conceptus’ business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; other risks and uncertainties pertaining to the business of Conceptus, including: dependence on sales of the Essure System; dependence on recommendations and endorsements by physicians; the ability of Conceptus to compete effectively against new and well-established alternative procedures, products, and technologies; the possibility that Conceptus’ marketing and advertising may not be successful; the possible failure of Conceptus’ intellectual property rights to provide meaningful commercial protection for the Essure System; disruptions of Conceptus’ manufacturing, supply or distribution operations; claims that Conceptus’ products infringe the intellectual property rights of others; patent litigation to which Conceptus is a party; and other risks detailed in Conceptus’ public filings with the SEC from time to time, including Conceptus’ most recent Annual Report on Form 10-K for the year ended December 31, 2012 (as amended). The reader is cautioned not to unduly rely on these forward-looking statements. Conceptus expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.